EXHIBIT 99.1

WINDTAMER TURBINES BREAK THE BETZ .593 THEORETICAL LIMIT FOR WIND ENERGY

ROCHESTER, NY (Marketwire)  December 2, 2009 WindTamer Corporation (OTC.BB.WNDT-News) today released the results of a performance report from Professor Kenneth Visser of the Department of Mechanical and Aeronautical Engineering at Clarkson University in Potsdam, New York.  The report is based on an analysis of field testing in the Geneseo, New York area and numerical modeling at the Clarkson University.  The entire report is available at www.windtamerturbines.com.

The key conclusions of the report are:

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The WindTamer wind turbine operates at approximately twice the efficiency of small open rotor wind turbines on the market today.  Its efficiency is observed to exceed the Betz Limit, based on the swept rotor area – namely, the theoretical power coefficient (Cp) limit for traditional, open rotor turbines of Cp =0.593.  WindTamer turbines' Cp values are in the 0.6 to 0.8 range.

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The WindTamer turbine can produce about twice the annual energy output as a conventional open rotor design of the same swept rotor area (the area swept out by the turbine blades). At an average wind speed of 16 mph, the 52-inch rotor WindTamer is estimated to generate about 3,000 kWh per year, more than twice the energy of a comparable open rotor of the same diameter, while the 93 inch rotor WindTamer is estimated to generate about 10,000 kWh per year, again roughly 2.5 times more energy than an equivalent open rotor diameter. The WindTamer will generate roughly 2.1 times more energy at an average wind speed of 9 miles per hour, than a comparable open rotor of the same design.

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The WindTamer turbine continues to produce at its maximum power at higher wind speeds as it does not require furling, otherwise known as braking, to limit the output.  Most wind turbines will furl after the rated speed to reduce power output, but the WindTamer does not require this.

-	The WindTamer turbine design reduces wear and fatigue, produces less noise and also reduces the danger of ice being thrown from the blades in wet, freezing condition--a phenomenon known as ice throw.

Gerald E. Brock, WindTamer's founder, Chairman, Chief Executive Officer and Inventor of the patented WindTamer technology, said, "We are gratified but not at all surprised by the results of the Clarkson University study.  We have known for some time, based on our own testing, that WindTamer will outperform its competition by a wide margin.  We have also known that WindTamer can produce energy well above the Betz Limit, which has always been viewed as the theoretical limit of the percentage of power that can be extracted from wind moving through a turbine.  It should also be noted that the hubs of the WindTamer units that produced these results were only 13 and 24 feet off the ground, which makes WindTamer an extremely attractive alternative to the huge wind towers that are seemingly unwelcome in some communities.  The fact that a prestigious research institution such as Clarkson University and a widely recognized, highly respected researcher such as Dr. Ken Visser have now verified our findings is an important seal of approval."

William A. Schmitz, President of WindTamer Corporation, said that, "From a sales and marketing point of view, this report reinforces our essential message, which is that individuals, businesses, wind farm developers and other purchasers of wind turbines have a new alternative that is not only efficient enough to make economic sense but is also whisper-quiet, less susceptible to wear and fatigue and safer than many turbines currently in use."

Dr. Visser will present his findings and analysis of WindTamer’s performance data at the American Institute of Aeronautics and Astronautics Conference in, Orlando, Florida, January 3-8, 2010.

WindTamer Corporation common stock began trading on the OTC Bulletin Board on November 16, 2009 under the symbol WNDT.

About WindTamer Corporation

WindTamer Corporation (http://www.windtamerturbines.com) is a developer and manufacturer of highly efficient wind power generators that utilize our Patented "Fluid-Driven Vacuum-Enhanced Generator" technology for the production of electrical power. Applications of WindTamer turbines include stand-alone and roof-mounted residential; stand-alone and roof-mounted commercial and industrial; wind farms; boat-dock, RV and other recreational applications; portable and transportation; and back-up power sourcing.

About Clarkson University

Clarkson University, New York State's highest-ranked small research institution, is well-known for its education and research in the area of wind energy and sustainable energy systems. Clarkson launches leaders into the global economy. One in six alumni already leads as a CEO, VP or equivalent senior executive of a company. Located just outside the Adirondack Park in Potsdam, N.Y., Clarkson is a nationally recognized research university for undergraduates with select graduate programs in signature areas of academic excellence directed toward the world’s pressing issues. Through 50 rigorous programs of study in engineering, business, arts, sciences and health sciences, the entire learning-living community spans boundaries across disciplines, nations and cultures to build powers of observation, challenge the status quo, and connect discovery and engineering innovation with enterprise.

Forward-Looking Statements

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  WindTamer Corporation cautions investors not to place undue reliance on forward-looking statements, which reflect WindTamer’s analysis only as of today’s date.  There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  WindTamer undertakes no obligation to publicly update forward-looking statements.  Further information on these factors, and other factors that could affect WindTamer’s financial results, is included in WindTamer’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.

Contact:

WindTamer Corporation
Investor Relations
Cherrie Mahon
(585) 243-4040
ircontact@windtamerturbines.com